Exhibit 10.1
AMENDMENT NUMBER THREE
TO THE
HENRY SCHEIN, INC.
1996 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

WHEREAS, Henry Schein, Inc. (the “Company”) maintains the Henry Schein, Inc. 1996 Non-Employee Director Stock Incentive Plan, amended and restated effective as of April 1, 2003, and as thereafter amended (the “Plan”);

WHEREAS, pursuant to Section 12 of the Plan, the Company has reserved the right to amend the Plan;

WHEREAS, the Company desires to amend the Plan in certain respects; and

WHEREAS, pursuant to Section 12 of the Plan, approval by the Company’s stockholders is required with respect to certain of these amendments.

NOW, THEREFORE, the Plan is hereby amended subject to stockholder approval at the 2010 annual stockholders’ meeting (where indicated) and effective on the date thereof, as follows:

1.	Section 2(g) of the Plan is amended in its entirety to read as follows:

“‘Committee’ means such committee (or subcommittee), if any, appointed by the Board to administer the Plan consisting of two or more directors as may be appointed from time to time by the Board, each of whom shall qualify as a ‘non-employee director’ within the meaning of Rule 16b-3 promulgated under the Act and an ‘independent director’ within the meaning of Nasdaq’s Rule 5605(a)(2) or such other applicable stock exchange rule.  If the Board does not appoint a committee for this purpose or the Board removes the Committee for any reason, “Committee” means the Board.”

2.	Subject to stockholder approval at the 2010 annual stockholders’ meeting, the last sentence of Section 3 of the Plan is amended in its entirety to read as follows:

“Notwithstanding the foregoing, no Option or Other Stock-Based Award shall be granted under the Plan on or after the tenth anniversary of the date of the 2010 annual stockholders’ meeting, but Options or Other Stock-Based Awards previously granted may extend beyond that date.”

3.	The following sentence is hereby added to the end of Section 5(b) of the Plan as follows:

“Notwithstanding any other provision of the Plan to the contrary, the number of Shares available for the purpose of Options and Other Stock-Based Awards under the Plan shall be reduced by (i) the total number of Options or stock appreciation rights exercised, regardless of whether any of the Shares underlying such awards are not actually issued to the Participant as the result of a net settlement and (ii) any Shares repurchased by the Company on the open market with the proceeds of the Purchase Price of an Option.”

4.	The following sentence is hereby added to the end of Section 6(d) of the Plan as follows:

“Notwithstanding any other provision of the Plan to the contrary, effective on the date of the Company’s 2010 annual stockholders’ meeting, Options shall be subject to a minimum vesting schedule of at least three years; provided, that, subject to the terms of the Plan, the Committee shall be authorized (at the time of grant or thereafter) to provide for the earlier vesting in the event of a Change of Control or a Participant’s retirement, death or Disability; and provided further, that, subject to the limitations set forth in Section 5(b), awards of Options and Other Stock-Based Awards with respect to up to 5% of the total number of Shares of Common Stock reserved for awards under the Plan may be granted without regard to any limit on accelerated vesting.”

5.	Section 6(e)(iii) of the Plan is amended to insert “solely with respect to an Option granted prior to the date of the Company’s 2010 annual stockholders’ meeting” at the beginning thereof.

6.	Section 6(e) of the Plan is amended in its entirety to insert a new subsection (iv) immediately following subsection (iii) to read as follows:

“solely with respect to an Option granted on or after the date of the Company’s 2010 annual stockholders’ meeting, the consummation of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), excluding, however, such Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 33% (20% with respect to Options granted prior to the Restated Effective Date) or more of the outstanding

Shares or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% (20% with respect to Options granted prior to the Restated Effective Date) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction, notwithstanding the foregoing, no Change of Control will occur if the Incumbent Board approves the Corporate Transaction; or”

7.	Subsection (iv) of Section 6(e) of the Plan shall be renumbered as subsection (v).

8.	The following sentence is hereby added to the end of Section 7(a)(ii) of the Plan as follows:

“Notwithstanding any other provision of the Plan to the contrary, effective on the date of the Company’s 2010 annual stockholders’ meeting, Other Stock-Based Awards granted on or after such date shall be no less than (A) one year, if vesting is performance-based (in whole or in part) and (B) three years, with respect to restricted stock or if vesting is not performance-based (with restrictions as to no more than 1/3rd of the Shares subject thereto vesting on each of the first three anniversaries of the date of grant); provided, that, subject to the terms of the Plan, the Committee shall be authorized (at the time of grant or thereafter) to provide for the earlier vesting in the event of a Change of Control or a Participant’s retirement, death or Disability; and provided further, that, subject to the limitations set forth in Section 5(b), awards of Options and Other Stock-Based Awards with respect to up to 5% of the total number of Shares of Common Stock reserved for awards under the Plan may be granted without regard to any limit on accelerated vesting.”

9.	Except as amended hereby and expressly provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed February 23, 2010.

                                                                                                   HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger
Name: Michael S. Ettinger
Title: Senior Vice President and General Counsel